EXHIBIT 21 - Subsidiaries of the Registrant

                                                         Jurisdiction
Corporation                                              of Incorporation

Kronos Computerized Time Systems, Inc.                   Canada

Kronos Systems Limited                                   United Kingdom

Kronos International Sales Corp.                         U.S. Virgin Islands

Kronos Securities Corporation                            Massachusetts

Kronos de Mexico, S.A. de C.V.                           Mexico

Kronos Australia Pty. Ltd.                               Australia

Kronos Brasil Ltda                                       Brazil